[DATE]

[FIRST NAME][LAST NAME]
[ADDRESS]

Re:    Confidentiality Agreement

Dear [FIRST NAME]

As an important employee of the Schneider organization, you have and will have access to certain “Confidential Information” and “Trade Secrets,” which are defined below. Such Confidential Information and Trade Secrets have been developed and maintained through the investment of considerable time, effort and expense by Schneider and represent significant corporate assets of Schneider. Such Confidential Information must be subject to reasonable safeguards and protections such as protections against its unauthorized or improper use or disclosure. This letter represents an important aspect of protection of Confidential Information as set forth in this Confidentiality Agreement (“Agreement”).

It is the intent of the parties that this letter, in its entirety (including its introductory and closing paragraphs), upon being signed by you, constitutes a legally binding contract. Simply to assist the reader, certain of the paragraphs are numbered and titled. For ease of reference, “Schneider” or the pronouns “we” or “us” as used throughout this Agreement refer to Schneider National, Inc. and its subsidiaries and affiliates, while you, as addressee of this letter, are referred to with the pronouns “you” or “your”, as appropriate.

In consideration of your continued employment by Schneider, the compensation and benefits incident to your employment with Schneider, and, if applicable and separately offered to you, Schneider’s granting you participation or continued participation in the Schneider National, Inc. 2017 Omnibus Incentive Plan, which is hereinafter referred to as the “Incentive Plan,” you agree as follows:

1.	Confidential Information, Trade Secrets, and Privacy Restricted Information.

a.
During Employment. While employed by Schneider, you will (i) hold in trust and confidence all Confidential Information, Trade Secrets, and Privacy Restricted Information (collectively, “Protected Information”) that come into your possession; (ii) not disclose, directly or indirectly, or replicate any Protected Information to any person outside of Schneider, except to third parties in the ordinary course of your duties who have a legal obligation to maintain the confidentiality of such information (such as Schneider’s auditors and attorneys) or as otherwise directed to do so in writing by an Officer of Schneider or its

General Counsel; (iii) not disclose, directly or indirectly, any Protected Information to any Schneider associate, except upon a “need to know” basis to an associate who has also agreed to this or a similar confidentiality agreement; and (iv) access and use Protected Information only in furtherance of your job responsibilities and for Schneider’s benefit and not for your own personal use or advantage. During your employment, you agree to use utmost care to ensure that all Protected Information is maintained in a confidential manner by using appropriate security at all times, including using screen protection on monitors, non-sharing of user names and passwords, securing of hard copies of all Protected Information, and all other measures necessary to maintain the confidentiality of all Protected Information. You agree that it is your responsibility to maintain your workspace in such a way as to minimize the risk of observation of Protected Information through you by unauthorized persons. During your employment with Schneider, you agree to refrain from unauthorized duplication, documentation, or reproduction of Protected Information through any means. When your employment with Schneider ends, regardless of the reason, you will promptly return all Protected Information in your possession or under your control to Schneider, including any copies, documentation, or reproductions thereof and agree to certify the same to Schneider if requested.

b.
Trade Secrets Post-Employment. After your employment with Schneider, you agree to not directly or indirectly use or disclose any of Schneider’s Trade Secrets. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide Schneider with greater rights or protections for a longer duration than provided in this Agreement.

c.
Confidential Information Post-Employment. For a period of eighteen (18) months after your employment with Schneider, you will not directly or indirectly use or disclose any of Schneider’s Confidential Information.

d.
Privacy Restricted Information Post-Employment. After your employment with Schneider ends, for any reason, you agree to not directly or indirectly use or disclose any Privacy Restricted Information for so long as such information remains protected by law.

e.
Developments. While employed by Schneider, you will promptly disclose all Developments to your Schneider Human Resource Business Partner (HRBP) and, to the extent not owned by Schneider, you hereby assign all right, title and interest in and to all such Developments to Schneider. At any time during or after your employment with Schneider, you will promptly execute all documents and do all acts and things that Schneider may reasonably require to perfect, defend and enforce its patent, copyright, trademark, trade secret and other intellectual or proprietary rights to such Developments throughout the world, and you hereby irrevocably designate and appoint Schneider and its duly authorized officers and agents as your agent and attorney-in-fact to act for and on your behalf to do any of the foregoing with the same legal force and effect as if executed by you.

f.
Exceptions. Notwithstanding anything to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002), or from exercising your rights to communicate with a government agency as provided for, protected under or warranted by applicable law.  Schneider does not require prior notification or prior approval of any such whistleblowing report.  Furthermore, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.
Confidential Information of Others. You certify that you have not disclosed or used, and will not disclose or use, during your employment with Schneider, any confidential information that you acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before you became an Associate of Schneider.

3.
No Guarantee of Employment. You acknowledge that, as a Schneider Associate, you are an “at will” employee, meaning either you or Schneider can terminate your employment at any time with or without cause. No communications, oral or written, by Schneider or any of its agents can change the fact that this Agreement is not an employment contract and does not change your at-will status. This Agreement applies during and after your employment, and this agreement is enforceable regardless of whether your separation is voluntary.

4.
Equitable Remedies and Forfeiture. You acknowledge that if you breach this Agreement, Schneider's damages will or may be difficult to ascertain, money damages may not be adequate, and Schneider may incur irreparable harm and continuing damage. Accordingly, Schneider will be entitled to any and all equitable remedies for breach of this Agreement, including, without limitation, injunctive relief, as well as any money damages or other legal relief to which Schneider may be entitled. Without limiting any clawback and/or forfeiture remedies available to Schneider under your award agreements or the Incentive Plan, if you breach any provisions of this Agreement or of your Employee Non-Compete and No-Solicitation Agreement, with Schneider, all deferrals of Incentive Plan amounts with respect to you, as well as appreciation, earnings and gains related thereto, credited under the plan to you shall be forfeited and your rights, payments and benefits with respect to all deferrals/awards shall be subject to reduction, cancellation, forfeiture or recoupment. You agree that, to the extent this Agreement is inconsistent with any other Confidentiality Agreement you have signed, this Agreement supersedes any such other agreement and is controlling.

5.	Miscellaneous.

a.
Applicable Law; Jurisdiction. This Agreement shall be governed by and enforced under the laws of the state of Wisconsin, (excluding conflicts of law provisions). Any disputes, claims, and questions regarding interpretation, performance, and enforceability concerning this Agreement, and the rights and remedies of the parties, any action or judicial proceeding and all related actions or counterclaims shall be initiated and prosecuted exclusively in Brown County, Wisconsin, in either the Brown County Circuit Court, or the Green Bay branch of the federal district court for the Eastern District of Wisconsin. YOU AND SCHNEIDER EACH IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY

JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In addition, the prevailing party in any such proceeding shall be entitled to recover its expenses, including reasonable attorneys’ fees, from the non-prevailing party.

b.
Third Party Beneficiaries. Subsidiaries and affiliates of Schneider National, Inc. are third-party beneficiaries with respect to this Agreement and may enforce this agreement directly against you. You agree that this Agreement shall be effective and inure to the benefit of any subsidiaries, affiliates, divisions, successors, and/or assigns of Schneider.

c.	Waiver. Any waiver by Schneider of any claim against you under this Agreement must be in writing and shall not be a waiver of any subsequent breach of this Agreement.

d.
Severability. Each section of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses in this agreement. In addition, if one or more of the provisions in this agreement are for any reason held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision(s) shall be interpreted by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law.

6.	Definitions. To ensure a clear understanding of this Agreement we have included the following definitions:

a.
Confidential Information. “Confidential Information” means information (i) relating to Schneider’s business that is not a Trade Secret and that (a) is not generally known to or obtainable by proper means by Schneider’s competitors, and/or which has limited disclosure within Schneider for reasons of security and confidentiality, and/or which has been designated as confidential by Schneider; and (b) the disclosure of which could reasonably be considered harmful to Schneider’s legitimate business interests; and (ii) from third parties that Schneider is contractually obligated to maintain the confidentiality of. Confidential Information may include, without limitation, technical, experimental, engineering, scientific, research or logistical data. Confidential Information may also include customer preferences, customer information, information concerning Schneider’s business plans and strategies, sales, pricing, and any assimilation of publicly available information which is reassembled in internal studies for competitive purposes.

b.	Trade Secrets. The term “Trade Secrets” has the meaning set forth under applicable law.

c.
Exclusions. The terms “Confidential Information” and “Trade Secrets” do not include information which: (i) at the time of disclosure to you is in the public domain; (ii) after disclosure to you becomes part of the public domain through no fault of you; (iii) is disclosed to you by a third party that does not have obligations of confidentiality and does have the right to disclose the information; or (iv) is independently developed by you outside the scope of your employment without use of Confidential Information or Trade Secrets.

d.	Developments. The term “Developments” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, business ideas,

inventions, data, software, developments, and copyrightable works, whether or not patentable or registrable, which you originate or develop either alone or jointly with others while you are employed by Schneider and which are (i) related to any business known to you to be engaged in or contemplated by Schneider; (ii) originated or developed during your working hours; or (iii) originated or developed, in whole or in part, using materials, labor, facilities, or equipment furnished by Schneider. Developments do not include any invention by you for which no equipment, supplies, facility, or Trade Secret information of Schneider was used and which was developed entirely on your own time unless (a) the invention relates (1) to the business of Schneider, or (2) to Schneider’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for Schneider.

e.
Privacy Restricted Information. The term “Privacy Restricted Information” means any information that (i) may be used to identify any person; (ii) identifies characteristics (such as qualities, likes, dislikes, propensities, or tendencies) of any person; or (iii) is otherwise regulated by any privacy laws. Privacy Restricted Information includes personnel data, salary information, medical data, attorney-client privileged materials, social security numbers, payment and processing information, and other similarly sensitive information.

f.
Schneider. The term “Schneider” shall include Schneider National, Inc. and any and all of its subsidiaries, subdivisions, affiliates or successors, whether by merger, acquisition, recapitalization, reorganization or reincorporation.

By signing below, you acknowledge that you (i) have had the opportunity to discuss any questions you may have regarding this Agreement with a representative of Schneider, (ii) have had the opportunity to review this Agreement, (iii) fully understand your obligations under this Agreement, and (iv) have chosen to sign this Agreement of your own free will after having considered its benefits and obligations.

DO NOT SIGN IF YOU DO NOT UNDERSTAND EVERYTHING IN THIS AGREEMENT. YOUR SIGNATURE INDICATES THAT YOU UNDERSTAND AND ACCEPT THIS AGREEMENT.

Accepted and Agreed To:

(Print Name)

(Signature)

(Date)